FORM 8-K





                       SECURITIES AND EXCHANGE COMMISSION




                              Washington, DC 20549

                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934




                         Date of Report: January 9, 1998



                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)



             PENNSYLVANIA           1-1401              23-0970240
            (State or other    (SEC file number)     (IRS Employer
            jurisdiction of                          Identification
             incorporation)                              Number)




              230l Market Street, Philadelphia, Pennsylvania 19101
               (Address of principal executive offices) (Zip Code)



               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events

As previously reported, the Company has been involved in a restructuring proceeding, which began April 1, 1997, pursuant to the Pennsylvania Electricity Generation Customer Choice and Competition Act.

On December 23, 1997, the Pennsylvania Public Utility Commission (PUC) entered an Opinion and Order in the proceeding. On January 7, 1998, the Company filed with the PUC a Petition for Rehearing, Reconsideration, Clarification and Amendment of the Opinion and Order. The petition identifies eight errors in the PUC's quantification of stranded costs which understated the level of these costs by $629 million and one error which overstated stranded costs by $471 million (net impact of errors is $158 million). It also requests clarification of the PUC's discussion of the Company's consumer education program and requests a stay for several months of the requirement that the open enrollment period begin March 1, 1998. Although the petition identifies certain specific errors in the December 23, 1997 Order, it does not address the Company's fundamental concerns with the Order. As a result, and consistent with its intent to vigorously oppose the implementation of the Order, the Company is evaluating its options with respect to appeals and other legal challenges.

The Company is continuing to evaluate the financial impact of the Order, including the impact on the Company's accounting and whether the Company will incur a significant charge against earnings as a result of the Order. The impact of competition on the Company's financial condition will depend on many factors, including, among other things, future energy prices and fuel costs and the Company's ability to compete for wholesale and retail generation customers. Based on its preliminary analysis, the Company believes that the December 23, 1997 Order, if implemented, could jeopardize the Company's ability to earn the current dividend and could threaten the Company's credit ratings.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                           PECO ENERGY COMPANY


                                                          \S\ J. Barry Mitchell
                                                         -----------------------
                                                         Vice President, Finance
                                                              and Treasurer

January 9, 1998